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EXHIBIT 23.3

Consent of Independent Auditors



The Board of Directors
Airgas, Inc.

We consent to incorporation by reference in the registration statement (No. 33-64114) on Form S-8 of Airgas, Inc. of our report dated March 24, 1997 relating to the statements of financial position of the Airgas, Inc. 1994 Employee Stock Purchase Plan as of December 31, 1996 and 1995, and the related statement of changes in participants' equity for each of the years in the three-year period ended December 31, 1996 which report is included in the December 31, 1996 Annual Report on Form 11-K of the Airgas, Inc. 1994 Employee Stock Purchase Plan.



KPMG Peat Marwick LLP


Philadelphia, Pennsylvania
March 25, 1997